UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2019

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Trilogy Metals Inc.

(Exact name of registrant as specified in its charter)

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British Columbia	001-35447	98-1006991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 1150, 609 Granville Street
Vancouver, British Columbia
Canada, V7Y 1G5

(Address of principal executive offices, including zip code)

(604) 638-8088

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	TMQ	NYSE American Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 4, 2019, Rick Van Nieuwenhuyse resigned as Chief Executive Officer and President and as a member of the Board of Trilogy Metals Inc. (the “Company”), effective immediately (the “Effective Date”). On the same day, the Board appointed James (Jim) Gowans as the Company’s interim Chief Executive Officer, effective as of the end of Mr. Van Nieuwenhuyse’s service as Chief Executive Officer.

Mr. Gowans, 67 years old, has served as a member of the Board since May 2019 and will continue to serve on the Board. He was previously the president, CEO and a director of Arizona Mining Inc. from January 2016 until it was purchased by South32 Limited in August 2018. He was senior advisor to the chair of the board of Barrick Gold Corporation from August to December 2015, co-president from July 2014 to August 2015 and executive vice-president and COO from January to July 2014. He served as managing director of the Debswana Diamond Company in Botswana from 2011 to 2014. He has extensive experience as a senior executive in the mining industry, including holding executive positions at DeBeers SA, DeBeers Canada Inc. and PT Inco in Indonesia, and with Placer Dome Ltd. Mr. Gowans is the past chair of the Mining Association of Canada. Mr. Gowans also has experience in Alaska, having worked for Cominco Limited where he oversaw the completion of a feasibility study and the subsequent design and construction of the Red Dog Mine. Mr. Gowans then operated the Red Dog Mine for three years following its commissioning. He received a bachelor of applied science degree in mineral engineering from the University of British Columbia and attended the Banff School of Advanced Management.

There are no arrangements or understandings between Mr. Gowans and any other persons, pursuant to which he was appointed as interim Chief Executive Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Gowans and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The details of Mr. Gowans’ compensation to be paid in connection with his appointment as interim Chief Executive Officer have not been determined as of the date hereof and will be determined by the Compensation Committee at a later date.

In connection with his resignation from the Company on September 4, 2019, Mr. Van Nieuwenhuyse and the Company entered into a Separation Agreement and Release (the “Separation Agreement”) dated September 4, 2019 and a Consulting Services Agreement (the “Consulting Services Agreement”) dated September 4, 2019.

Pursuant to the Consulting Services Agreement, Mr. Van Nieuwenhuyse will provide transitional services on an as-needed basis at the request of the interim or newly appointed Chief Executive Officer until January 31, 2020, unless the Consulting Agreement is terminated earlier in accordance with its terms (the “Consulting Period”). Mr. Van Nieuwenhuyse will receive a monthly consulting fee of Cdn$40,416.66 plus GST.

The Separation Agreement provides that Mr. Van Nieuwenhuyse: (i) shall continue to vest in his outstanding stock option awards and restricted stock unit awards through the end of the Consulting Period, (ii) will be entitled to exercise vested stock options until the earlier of 6 months following the end of the Consulting Period or the expiration date on the option, (iii) will not, without consent of the Company, dispose of Company common shares until March 4, 2020 (other than to offset tax consequences from the exercise of options or RSUs), and (iv) shall not, until September 4, 2020, directly or indirectly, acquire any property in the “Area of Interest” as that term is contemplated in the Company’s agreements with South 32 USA Exploration Inc. and Nana Regional Corporation Inc. The Separation Agreement also provides for a release from Mr. Van Nieuwenhuyse as well as other standard terms and conditions.

The Board will commence a search to identify a new Chief Executive Officer shortly.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press release, dated September 5, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILOGY METALS INC.

Dated:	September 6, 2019	By:	/s/ Elaine Sanders
Elaine Sanders, Chief Financial Officer